“Exhibit 99.1”

99¢ ONLY STORES® REPORTS TOTAL SALES OF $359.1 MILLION AND SAME-STORE SALES INCREASE OF 3.1% FOR THE THIRD QUARTER OF FISCAL 2010 ENDED DECEMBER 26, 2009

COMMERCE, California – January 7, 2010 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $359.1 million in the third quarter of fiscal 2010 ended December 26, 2009. This represents an increase of 2.3% over total sales of $351.1 million for the same quarter last year.  The Company’s total retail sales for the third quarter of fiscal 2010 were $348.9 million, compared to $341.0 million for the same quarter last year. The Company’s non-Texas operations, which represented 91.6% of total retail sales for the quarter, had retail sales in the third quarter of fiscal 2010 of $319.6 million compared to $307.3 million for the same quarter last year, an increase of 4.0%.  The Company’s Texas operations had retail sales for the third quarter of fiscal 2010 of $29.3 million, compared to $33.7 million for the same quarter last year. This 13.2% decrease in Texas sales was due to the fact that the Company closed approximately one third of its Texas stores beginning in the fourth quarter of last year.

The Company's overall same-store sales for the third quarter ended December 26, 2009, increased 3.1%, with the number of same-store sales transactions increasing 4.5% and the average transaction size decreasing to $9.70 from $9.83.  The Company’s non-Texas operations’ same-store sales increased 1.8% for this quarter, with the number of same-store sales transactions increasing 3.4% and the average transaction size decreasing to $9.75 from $9.90. Same-store sales for the Company’s Texas operations increased 19.6% in this quarter, with the number of same-store sales transactions increasing 17.1% and the average transaction size increasing to $9.20 from $9.01.

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “In the third quarter, we achieved 3.1% same-store sales growth which was in line with our expectations.  We continue to maintain strong transaction growth and positive overall same-store sales performance as we shift our merchandising to emphasize a broader product mix and improve our gross margin performance.  Additionally, we are pleased with our same-store sales for our Texas stores which increased by a robust 19.6%.  We look forward to discussing our third quarter operating results in our earnings release and the related conference call on February 3, 2010.”

During the third quarter of fiscal 2010, the Company opened two stores, both in California. Gross and saleable retail square footage at the end of the third quarter were 5.82 million and 4.57 million, respectively, based on 273 stores.  This reflects decreases over last year of 3.8% and 3.9%, respectively, based on 281 stores, due to the closure of approximately one third of Texas stores.  Gross and saleable retail square footage for the Company’s non-Texas stores at the end of the third quarter were 5.05 million and 3.98 million, respectively, an increase over last year of 2.5% for each of gross and saleable square footage.  As of December 26, 2009, the Company’s non-Texas retail operations consisted of 241 stores, up 3.0% compared to 234 stores as of December 27, 2008.  Gross and saleable retail square footage for the Company’s 32 stores in Texas were 0.76 million and 0.60 million, respectively, decreases over last year of 31.9% and 32.0%, respectively, based on 47 stores as of December 27, 2008.  The Company plans to open three stores during the fourth quarter of fiscal 2010, all in California.

For the first three quarters of fiscal 2010, total sales were $1,015.9 million, up 4.3%, compared to $973.8 million for the first three quarters of the prior fiscal year.  The Company’s overall retail sales for the first three quarters of fiscal 2010 were $985.6 million, compared to $943.1 million for the first three quarters of the prior fiscal year. The Company’s non-Texas operations had retail sales for the first three quarters of fiscal 2010 of $901.8 million, compared to $849.2 million for the first three quarters of the prior fiscal year.  The Company’s Texas operations had retail sales for the first three quarters of fiscal 2010 of $83.7 million, compared to $93.9 million for the first three quarters of the prior fiscal year.

Same-store sales for the first three quarters of fiscal 2010 increased 4.1% compared to the same period in the prior year.  For the Company’s non-Texas operations, same-store sales increased 2.8% in first three quarters of fiscal 2010.  Same-store sales for the Company’s Texas operations increased 20.9% in the first three quarters of fiscal 2010.

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® currently operates 273 extreme value retail stores consisting of 204 stores in California, 32 in Texas, 25 in Arizona, and 12 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the business and growth strategies of the Company, new store openings, and  trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.